Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-105388) of NationsHealth, Inc.,
(2)	Registration Statement (Form S-8 No. 333-119462) pertaining to the NationsHealth, Inc. 2004 Stock Option Plan,
(3)	Registration Statement (Form S-8 No. 333-126197) pertaining to the RGGPLS Holding Inc. Stock Bonus Plan & Trust, and
(4)	Registration Statement (Form S-8 No. 333-126561) pertaining to the NationsHealth, Inc. 2005 Long-Term Incentive Plan;
of our report dated April 30, 2009, with respect to the consolidated financial statements of NationsHealth, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Fort Lauderdale, Florida
April 30, 2009